BLACK DIAMOND, INC.

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Black Diamond, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127686) on Form S-8 of Black Diamond, Inc. of our report dated March 6, 2017, with respect to the consolidated balance sheets of Black Diamond, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Black Diamond, Inc.

/s/ KPMG LLP
Salt Lake City, UT
March 6, 2017